     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2001
                                          REGISTRATION STATEMENT NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               OCEAN ENERGY, INC.
             (exact name of registrant as specified in its charter)

           DELAWARE                                              74-1764876
  (state or jurisdiction of                                   (I.R.S. employer
incorporation or organization)                               identification no.)

              SEE "ADDITIONAL REGISTRANT" ON THE FOLLOWING PAGE FOR INFORMATION RELATING TO A SUBSIDIARY OF OCEAN ENERGY, INC. THAT
    MAY GUARANTEE PAYMENTS OWED ON THE DEBT SECURITIES REGISTERED HEREUNDER.

                                                     ROBERT K. REEVES
                                                 EXECUTIVE VICE PRESIDENT,
            OCEAN ENERGY, INC.                 GENERAL COUNSEL AND SECRETARY
         1001 FANNIN, SUITE 1600                  1001 FANNIN, SUITE 1600
           HOUSTON, TEXAS 77002                    HOUSTON, TEXAS 77002
              (713) 265-6000                          (713) 265-6000

    (address, including zip code, and
  telephone number, including area code,    (name, address, including zip code,
   of registrants' principal executive     and telephone number, including area
                 offices)                       code, of agent for service)

                                    Copy to:
                                  T. MARK KELLY
                             VINSON & ELKINS L.L.P.
                       2300 FIRST CITY TOWER, 1001 FANNIN
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                PROPOSED
                                                                MAXIMUM           PROPOSED
                                                                OFFERING      MAXIMUM AGGREGATE
       TITLE OF EACH CLASS OF               AMOUNT TO          PRICE PER          OFFERING             AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED         UNIT(1)           PRICE(2)         REGISTRATION FEE
     ---------------------------          -------------        ---------      -----------------    ----------------
Debt Securities(4)(11)..............                 (3)              (3)                    (3)                 (3)
Guarantees of Debt Securities(4)(11)
Common Stock(5)(11).................
Preferred Stock(6)(11)..............
Depositary Shares(7)(11)............
Warrants(8)(11).....................
Stock Purchase Contracts(9)(11).....
Stock Purchase Units(10)(11)........
                                       ==================      =========     ==================    ================
         Total.......................  $ 1,000,000,000(12)           N/A     $ 1,000,000,000(12)                (13)
                                       ==================      =========     ==================    ================

                                                        (FOOTNOTES ON NEXT PAGE)

(1) The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D. to Form S-3.

(4) Subject to note (12) below, there is being registered an indeterminate principal amount of debt securities and guarantees that may be issued by one or more of the registrants in respect thereof.

(5) Subject to note (12) below, there is being registered an indeterminate number of shares of common stock. Each share of common stock registered hereunder includes an associated Series A Junior Participating Preferred Stock purchase right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Stock purchase rights are not exercisable, are evidenced by certificates representing the common stock, and may be transferred only with the common stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock purchase rights.

(6) Subject to note (12) below, there is being registered an indeterminate number of shares of preferred stock.

(7) Subject to note (12) below, there is being registered an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrants elect to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.

(8) Subject to note (12) below, there is being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase debt securities, preferred stock or common stock.

(9) Subject to note (12) below, there is being registered hereunder an indeterminate amount and number of stock purchase contracts, representing obligations to purchase preferred stock, depositary shares, common stock or other securities.

(10) Subject to note (12) below, there is being registered hereunder an indeterminate amount and number of stock purchase units, consisting of stock purchase contracts together with debt securities, guarantees, preferred stock, warrants or debt obligations of third parties securing the holders' obligations to purchase the securities under the stock purchase contracts.

(11) Subject to note (12) below, this Registration Statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities, preferred stock, depositary shares or warrants registered hereunder and such indeterminate amount of securities as may be issued upon settlement of the stock purchase contracts or stock purchase units registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities, preferred stock, depositary shares or warrants.

(12) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the combined prospectus contained in this Registration Statement exceed $1,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. Such amount represents the offering price of any preferred stock, common stock and depositary shares, the principal amount of any debt securities issued at their stated principal amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the issue price of any warrants, the exercise price of any securities issuable upon the exercise of warrants, and the issue price of any securities issued upon settlement of the stock purchase contracts or stock purchase units. The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrants shall be equal to the above amount to be registered. Any offering of securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such securities at the time of initial offering. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(13) A filing fee was previously paid in respect of the $1,000,000,000 aggregate amount of securities registered hereby in connection with the filing of the Prior Registration Statements (defined below).

         PURSUANT TO RULE 429(a) UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO (i) SECURITIES REGISTERED UNDER THIS REGISTRATION STATEMENT, AND (ii) $1,000,000,000 AGGREGATE AMOUNT OF SECURITIES REGISTERED AND REMAINING UNSOLD UNDER THE FOLLOWING REGISTRATION STATEMENTS ON FORM S-3: NOS. 333-79765, 333-34841 AND 33-64051 (THE "PRIOR REGISTRATION
STATEMENTS"). PURSUANT TO RULE 429(b), THIS REGISTRATION STATEMENT ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO EACH OF THE PRIOR REGISTRATION STATEMENTS, TO BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT. IF SECURITIES PREVIOUSLY REGISTERED UNDER THE PRIOR REGISTRATION STATEMENTS ARE OFFERED AND SOLD BEFORE THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.

         PURSUANT TO RULE 414 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT ALSO CONSTITUTES A POST-EFFECTIVE AMENDMENT TO EACH OF THE PRIOR REGISTRATION STATEMENTS, TO BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. FOR PURPOSES OF RULE 414, THIS REGISTRATION STATEMENT IS BEING FILED BY OCEAN ENERGY, INC., A DELAWARE CORPORATION ("OEI-DELAWARE"), AS SUCCESSOR IN INTEREST TO OCEAN ENERGY, INC., A TEXAS CORPORATION ("OEI-TEXAS"), FOLLOWING A STATUTORY MERGER (THE "MERGER") EFFECTIVE MARCH 30, 2001, FOR THE PURPOSE OF CHANGING OEI-TEXAS' STATE OF INCORPORATION FROM TEXAS TO DELAWARE. IMMEDIATELY PRIOR TO THE MERGER, OEI-DELAWARE HAD NO ASSETS OR LIABILITIES OTHER THAN NOMINAL ASSETS OR LIABILITIES. IN CONNECTION WITH THE MERGER, OEI-DELAWARE SUCCEEDED BY OPERATION OF LAW TO ALL OF THE ASSETS AND ASSUMED ALL OF THE LIABILITIES AND OBLIGATIONS OF OEI-TEXAS. THE MERGER WAS APPROVED BY THE SHAREHOLDERS OF OEI-TEXAS AT A MEETING DULY CALLED AND HELD ON MAY 9, 2001 FOR WHICH PROXIES WERE SOLICITED PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). EXCEPT AS MODIFIED HEREBY, OEI-DELAWARE, BY VIRTUE OF THIS AMENDMENT, EXPRESSLY ADOPTS THE PRIOR REGISTRATION STATEMENTS AS ITS OWN REGISTRATION STATEMENTS FOR ALL PURPOSES OF THE SECURITIES ACT AND THE EXCHANGE ACT.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                              ADDITIONAL REGISTRANT

         The following subsidiary of Ocean Energy, Inc. is a co-registrant under this Registration Statement for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder:

                     SUBSIDIARY                         STATE OF ORGANIZATION        IRS EMPLOYER ID NO.
                     ----------                         ---------------------        -------------------
                 Ocean Energy, Inc.                           Louisiana                  72-1210660

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 9, 2001

PROSPECTUS

                               OCEAN ENERGY, INC.
                                 $1,000,000,000

                                 DEBT SECURITIES
                          GUARANTEES OF DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                                   ----------

         We may offer and sell securities from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering, with a total initial offering price of up to $1,000,000,000. Any debt securities we issue under this prospectus may be guaranteed by our Louisiana subsidiary that is also named Ocean Energy, Inc.

         We will provide specific terms of the securities to be sold by us, including any guarantee by our subsidiary, and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. We may sell the securities directly or we may distribute them through underwriters or dealers. Our common stock is listed for trading on the New York Stock Exchange under the symbol "OEI".

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                    This prospectus is dated August __, 2001.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.............................................................................................1
WHERE YOU CAN FIND MORE INFORMATION...............................................................................1
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.............................................................2
THE COMPANY.......................................................................................................2
USE OF PROCEEDS...................................................................................................2
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...................2
DESCRIPTION OF DEBT SECURITIES....................................................................................4
DESCRIPTION OF GUARANTEES........................................................................................15
DESCRIPTION OF CAPITAL STOCK.....................................................................................16
DESCRIPTION OF DEPOSITARY SHARES.................................................................................20
DESCRIPTION OF WARRANTS..........................................................................................21
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS.................................................23
PLAN OF DISTRIBUTION.............................................................................................24
LEGAL MATTERS....................................................................................................26
EXPERTS..........................................................................................................26

                              ABOUT THIS PROSPECTUS

         This prospectus is part of registration statements that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 21, 2001;

         (b) Our Quarterly Reports on Form 10-Q filed with the SEC on May 3, 2001 and August 2, 2001;

         (c) Our Current Reports on Form 8-K filed with the SEC on March 22, 2001 and May 14, 2001;

         (d) The description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on May 23, 2001 as amended by the amendment thereto filed with the SEC on July 30, 2001; and

         (e) The description of our Series A Junior Participating Preferred Stock and related rights contained in the Registration Statement on Form 8-A/A filed with the SEC on May 23, 2001.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                               Ocean Energy, Inc.
                             1001 Fannin, Suite 1600
                              Houston, Texas 77002
                         Attention: Corporate Secretary
                                 (713) 265-6000

         You should rely only on the information incorporated by reference or provided by us in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in the documents we incorporate by reference. All statements other than statements of historical fact included in this document, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations are forward-looking statements.

         Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic reports incorporated herein by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures, our realization of deferred tax assets, the level of future expenditures for environmental costs, and our management's strategies, plans and objectives.

         All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

                                   THE COMPANY

         We are an independent energy company engaged in the exploration, development, production, and acquisition of crude oil and natural gas. Our North American operations are focused primarily in the shelf and deepwater areas of the Gulf of Mexico, the Rocky Mountains, the Permian Basin, Arklatex, Anadarko, East Texas and the Gulf Coast areas. Internationally, we conduct our oil and gas activities in Equatorial Guinea, Cote d'Ivoire, Angola, Egypt, Tatarstan, Brazil, Pakistan, and Indonesia. Our principal executive offices are located at 1001 Fannin, Suite 1600, Houston, Texas 77002.

                                 USE OF PROCEEDS

         Unless we specify otherwise in a prospectus supplement, the net proceeds from the sale of securities we offer will be used for general corporate purposes. These purposes may include, but are not limited to:

         o reduction or refinancing of debt or other corporate obligations;

         o        acquisitions;

         o        capital expenditures; and

         o        working capital.

         Until so utilized, we may initially invest such net proceeds in interest bearing time deposits or short-term marketable securities.

      RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

         Our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                                                                                           SIX MONTHS
                                                                YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                                          --------------------------------------------    --------------
                                                           1996     1997     1998      1999      2000          2001
                                                          ------   ------   ------    ------    ------        ------
Ratio of earnings to fixed charges .....................     2.5      2.4        --       --      3.8            7.5
Ratio of earnings to fixed charges and preferred
     stock dividends ...................................     2.4      2.4        --       --      3.6            7.1

----------

                  o "Earnings" consists of income (loss) from continuing operations before income taxes, plus interest expense on all indebtedness and an assumed interest portion of rent expense,

                  o "Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor, and

                  o "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and our preferred stock dividend requirements adjusted to a pre-tax basis.

         Earnings to cover fixed charges were insufficient by $63.0 million and $646.0 million for the years ended December 31, 1999 and 1998, respectively. Earnings to cover fixed charges and preferred stock dividends were insufficient by $66.2 million and $647.3 million for the years ended December 31, 1999 and 1998, respectively.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities will be issued under either a senior indenture or a senior subordinated indenture to be entered into between us and The Bank of New York, as trustee. An indenture is a contract between us and the applicable trustee. A trustee serves two principal roles:

         o the trustee can enforce your rights against us if an Event of Default described below occurs, and

         o        the trustee performs various administrative duties.

         The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. We have filed the forms of indentures as exhibits to the registration statement of which this prospectus is a part. You should not rely on this summary, because the indentures and not this summary define your rights as a holder of the debt securities. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply or may be varied. Capitalized terms used in the summary have the meanings specified in the indentures.

GENERAL

         Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The indentures do not limit the total principal amount of debt securities that we can issue. We may issue the debt securities in one or more series as we may authorize from time to time. We may issue the debt securities separately, upon the exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit.

         We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries except to the extent of any guarantee issued by our subsidiaries with respect to such debt securities as described in the applicable prospectus supplement. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities. Except to the extent set forth in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or highly leveraged transaction involving us. The indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur or limit the payment of dividends or the acquisition of our stock.

         A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the title of the debt securities,

         o classification as senior debt securities or subordinated debt securities, aggregate principal amount, purchase price and denomination,

         o        the date or dates on which the debt securities will mature,

         o the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue,

         o the date or dates on which such interest, if any, will be payable and the applicable record dates to determine holders entitled to payment,

         o the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the place or places where the debt securities may be presented for transfer,

         o the right, if any, or obligation, if any, of Ocean to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased pursuant to any such obligation,

         o any provision relating to the issuance of the debt securities at an original issue discount, including amounts payable upon acceleration thereof if other than the principal amount and the rates at which original issue discount shall accrue,

         o if the amounts of payments of principal of, premium, if any, and interest on the debt securities are to be determined with reference to an index, the manner in which such amounts shall be determined,

         o        any applicable United States federal income tax consequences,

         o the aggregate amount of outstanding indebtedness as of the most recent practicable date that would be senior to the subordinated debt securities,

         o any right or obligation of debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions governing such conversion or exchange,

         o the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar,

         o        the terms of any guarantee of the debt securities,

         o the terms of any repurchase or remarketing rights of third parties, and

         o any other specific terms of the debt securities, including any deleted, modified or additional events of default, remedies or covenants provided with respect to such debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES.

         Except as provided in an applicable prospectus supplement, the following terms have the meanings set forth below for purposes of the indentures and the senior and subordinated debt securities. For purposes of the following discussion, Ocean Energy, Inc. is referred to as the "Ocean."

         "Subsidiary" of any person means (i) any person of which at the time of such determination more than 50% of the outstanding voting stock of which is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of that person or a combination thereof, and (ii) any other person in which such person or one or more of the Subsidiaries of that person (or a combination thereof) has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity. For the purposes of this definition, "voting stock" means stock of the class or classes which under ordinary circumstances has voting power to elect at least a majority of the members of the board of directors, managers or trustees of such corporation, provided that stock that carries only the right to vote conditionally upon the occurrence of an event shall not constitute voting stock whether or not such event shall have occurred.

         "Principal Property" means any real property, manufacturing plant, processing plant, pipeline, office building, warehouse or other physical facility, or any other like depreciable or depletable asset of Ocean or of any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired (other than any facility thereafter acquired for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution), that in the opinion of the Board of Directors of Ocean is of material importance to the total business conducted by Ocean and its Restricted Subsidiaries, as a whole; provided, however, that any such property shall not be deemed a Principal Property if such property does not have a fair value in excess of 3% of the total assets included on a consolidated balance sheet of Ocean and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

         "Restricted Subsidiary" means (a) any currently existing Subsidiary whose principal assets and business are located in the United States or Canada, except certain sales financing, real estate and other Subsidiaries so designated, and (b) any Subsidiary that is designated by Ocean to be a Restricted Subsidiary.

         "Secured Debt" means indebtedness for money borrowed by Ocean or a Restricted Subsidiary (other than indebtedness owed by a Restricted Subsidiary to Ocean, by a Restricted Subsidiary to another Restricted Subsidiary or by Ocean to a Restricted Subsidiary), that in any such case is secured by (a) a mortgage or other lien on any Principal Property of Ocean or a Restricted Subsidiary or (b) a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary. The amount of Secured Debt at any time outstanding shall be the amount then owing thereon by Ocean or a Restricted Subsidiary.

         "Consolidated Net Tangible Assets" means the aggregate amount of assets included on a consolidated balance sheet of Ocean and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

         "Sale and Leaseback Transaction" means the sale or transfer by Ocean or a Restricted Subsidiary of any Principal Property owned by it that has been in full operation for more than 120 days prior to such sale or transfer with the intention of taking back a lease on such property (other than a lease not exceeding 36 months) where the use by Ocean or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease.

         Limitations on Sale and Leaseback Transactions. Unless otherwise specified in the applicable prospectus supplement, at such time as any series of debt securities has been issued and is outstanding, Sale and Leaseback Transactions are prohibited unless (a) Ocean or the Restricted Subsidiary owning the relevant Principal Property would be entitled to incur Secured Debt equal to the amount realizable upon the sale or transfer of the property to be so leased secured by a mortgage on such property without equally and ratably securing such debt securities or (b) an amount equal to the value of the property so leased is applied to the retirement (other than mandatory retirement) of the debt securities of such series or certain other funded indebtedness of Ocean and its Restricted Subsidiaries ranking prior to or on a parity with the debt securities within 120 days of the effective date of any such arrangement.

         Events of Default. Unless otherwise specified in the applicable prospectus supplement, an Event of Default means, with respect to any series of debt securities:

         o default in the payment of any installment of interest upon any of the debt securities of such series when due, continued for 30 days,

         o default in the payment of principal of or premium, if any, with respect to debt securities of such series when due,

         o default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to debt securities of such series when due,

         o default in the performance of any other covenant of Ocean applicable to debt securities of such series, continued for 60 days after written notice to Ocean by the trustee or to Ocean and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, and

         o certain events of bankruptcy, insolvency or reorganization relating to Ocean or any subsidiary guarantor of that series.

         If any Event of Default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the relevant series then outstanding, by notice in writing to Ocean (and to the trustee, if given by the holders), may declare the principal (or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the debt securities of such series and the interest, if any, accrued thereon to be due and payable immediately, but the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to Ocean and the trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived.

         Each indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such indenture, unless

         o such holder previously shall have given to the trustee written notice of default and of the continuance thereof,

         o the holders of not less than 25% in aggregate principal amount of such series of debt securities then outstanding shall have made written request to the trustee to institute such suit, action or proceeding and shall have offered to the trustee such reasonable indemnity as it may require with respect thereto, and

         o the trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the subordinated debt securities, the right of any holder of any debt security to receive payment of the principal of, premium, if any, or interest, if any, on such debt security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder.

     The holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that the trustee may decline to follow such direction if the trustee determines that such action or proceeding is unlawful or would involve the trustee in personal liability.

         Ocean is required to furnish to the trustee annually a certificate as to the compliance by Ocean with all conditions and covenants under each indenture.

         Discharge and Defeasance. Unless otherwise specified in the applicable prospectus supplement, Ocean may discharge or defease its obligations with respect to each series of debt securities as set forth below.

         Ocean may discharge all of its obligations (except those set forth below) to holders of any series of debt securities issued under either indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. Government Obligations (as defined in the indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and interest, if any, on all outstanding debt securities of such series and to make any mandatory sinking fund payments thereon when due.

         Unless otherwise provided in the applicable prospectus supplement, Ocean may also discharge at any time all of its obligations (with limited exceptions) to holders of any series of debt securities issued under either indenture ("defeasance") if, among other things:

         o        Ocean irrevocably deposits with the trustee cash or U.S.
                  Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and interest, if any, on all outstanding debt securities of such series and to make any mandatory sinking fund payments thereon when due and such funds have been so deposited for 91 days;

         o such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which Ocean is a party or by which it is bound; and

         o Ocean delivers to the trustee an opinion of counsel to the effect that the holders of such series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments on such series of debt securities. Such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture relating to the debt securities of such series, since such a result would not occur under current tax law.

         Modification of the Indentures. Each indenture provides that Ocean and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

         o evidence the assumption by a successor entity of the obligations of Ocean or any subsidiary guarantor under the indenture,

         o add covenants or new events of default for the protection of the holders of the debt securities,

         o cure any ambiguity or correct any inconsistency in the applicable indenture,

         o include other provisions that do not adversely affect the interests of the holders,

         o        establish the form and terms of debt securities of any series,

         o        provide guarantees with respect to the debt securities,

         o        evidence the acceptance of appointment by a successor trustee,

         o provide for a release of a subsidiary guarantor in accordance with the terms of the indenture, and

         o        secure the debt securities.

         Each indenture also contains provisions permitting Ocean and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such indenture or of any supplemental indenture or modify in any manner the rights of the holders of the debt securities of such series; provided that Ocean and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

         o        extend the stated final maturity of any debt security,

         o        reduce the principal amount of any debt security,

         o reduce the rate or extend the time of payment of interest, if any, of any debt security,

         o reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by Ocean,

         o change the coin or currency in which principal, premium, if any, and interest, if any, are payable,

         o reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy,

         o impair or affect the right to institute suit for the enforcement of any payment or repayment of any debt security,

         o if applicable, impair or affect any right of prepayment at the option of the holder, or

         o reduce the percentage in aggregate principal amount of debt securities of any series issued under such indenture, the consent of the holders of which is required for any such modification.

         The senior subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

         Conversion or Exchange Rights. The applicable prospectus supplement relating to any debt securities will state the terms, if any, on which such debt securities are convertible into, or exchangeable for, securities or other property of Ocean or another person.

         Consolidation, Merger, Sale or Conveyance. The indentures provide that Ocean may, without the consent of the holders of debt securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other person organized under the laws of the United States or any political subdivision thereof or therein, provided that the successor person assumes all obligations of Ocean under the indentures and the debt securities, no default occurs and certain other conditions are met.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

         General. Senior debt securities will be issued under the senior indenture and will rank pari passu with all other unsecured and unsubordinated debt of Ocean. The following provisions will apply to the senior debt securities unless otherwise provided in the applicable prospectus supplement.

         Limitations on Liens. If any series of senior debt securities are issued and outstanding, Ocean and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or guaranteeing any Secured Debt without making effective provision whereby the senior debt securities then outstanding and any other indebtedness then entitled thereto, are secured equally and ratably with all other obligations thereby secured, for as long as any such other obligations shall be so secured. If the secured indebtedness is expressly subordinated to the senior debt securities, the mortgage, security interest, pledge, lien or encumbrance securing such subordinated indebtedness shall be subordinate and junior to the mortgage, security interest, pledge, lien or encumbrance securing the senior debt securities with the same relative priority as such indebtedness shall have with respect to the senior debt securities.

         These restrictions are not applicable to:

         o        certain purchase money mortgages,

         o certain mortgages to finance construction on unimproved property,

         o mortgages existing on property at the time of acquisition by Ocean or a Restricted Subsidiary,

         o mortgages existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Restricted Subsidiary,

         o mortgages on property of a corporation existing at the time such corporation is merged or consolidated with Ocean or a Restricted Subsidiary,

         o mortgages in favor of governmental bodies to secure certain payments of indebtedness,

         o mortgages, security interests, pledges, liens or encumbrances existing on property owned by Ocean or any of its Subsidiaries on the date of the applicable indenture,

         o mortgages, security interests, pledges, liens or encumbrances created pursuant to the creation of trusts or other arrangements funded solely with cash or securities of the type customarily subject to such arrangements in customary financial practice with respect to long-term or medium-term indebtedness for borrowed money, the sole purpose of which is to make provision for the retirement or defeasance, without prepayment of indebtedness,

         o mortgages, security interests, pledges, liens or encumbrances securing

                  o all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any properties of Ocean or any of its Subsidiaries, or securing indebtedness incurred to provide funds therefor, or

                  o indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor; or

         o        extensions, renewals or replacements of the foregoing.

         For the purpose of the exceptions described above, the term "mortgage" includes any arrangements in connection with a production payment or similar financing arrangement. Notwithstanding the foregoing restrictions, Ocean and any one or more Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt not otherwise permitted or excepted without equally and ratably securing the senior debt securities of each series issued and outstanding under the senior indenture if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Leaseback Transactions (subject to certain exceptions) does not exceed 10% of Consolidated Net Tangible Assets.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

         Certain Definitions. Except as provided in an applicable prospectus supplement, the following definitions are applicable to subordinated debt securities.

         "Senior Indebtedness" is defined in the senior subordinated indenture as indebtedness of Ocean outstanding at any time except:

         o any indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is not senior in right of payment to the subordinated debt securities,

         o        the subordinated debt securities,

         o any indebtedness of Ocean to a wholly-owned Subsidiary of Ocean,

         o interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against Ocean in a proceeding under federal or state bankruptcy laws, and

         o        trade payables.

         "Senior Subordinated Indebtedness" means the subordinated debt securities and any other indebtedness of Ocean that ranks pari passu with the subordinated debt securities. Any indebtedness of Ocean that is subordinate or junior by its terms in right of payment to any other indebtedness of Ocean shall be subordinate to Senior Subordinated Indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such indebtedness is to rank pari passu with other Senior Subordinated Indebtedness and is not subordinated by its terms to any indebtedness of Ocean which is not Senior Indebtedness.

         "Subordinated Indebtedness" means the subordinated debt securities, any other Senior Subordinated Indebtedness and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness.

         Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the senior subordinated indenture, to all Senior Indebtedness of Ocean. The subordinated debt securities will rank senior to all existing and future Indebtedness of Ocean that is neither Senior Indebtedness nor Senior Subordinated Indebtedness. If

         o Ocean should default in the payment of amounts due on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

         o any other default with respect to Senior Indebtedness shall occur and the maturity of such Senior Indebtedness has been accelerated in accordance with its terms,

then, upon written notice of such default to Ocean by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of the subordinated debt securities other than those made in capital stock of Ocean (or cash in lieu of fractional shares thereof).

         If any default (other than a default described in the preceding paragraph) under the Senior Indebtedness, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "senior nonmonetary default"), then, upon the receipt by Ocean and the trustee of written notice thereof (a "payment notice") from or on behalf of holders of such Senior Indebtedness specifying an election to prohibit such payment and other action by Ocean in accordance with the following provisions of this paragraph, Ocean may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "payment blockage period") commencing on the date of receipt of such payment notice and ending on the earlier of (a) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that such senior nonmonetary default is cured or waived or ceases to exist or the Senior Indebtedness to which such senior nonmonetary default relates is discharged or (b) the 179th day after the date of receipt of such payment notice. Notwithstanding the provisions described in the immediately preceding sentence, Ocean may resume payments on the subordinated debt securities after such payment blockage period.

         If specified bankruptcy events occur with respect to Ocean, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of subordinated debt securities on account of the principal of, premium, if any, or interest, if any, on such subordinated debt securities. Any payment or distribution, whether in cash, securities or other property (with certain exceptions) that would, but for the subordination provisions, be payable or deliverable in respect of the subordinated debt securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of subordinated debt securities, together with the holders of any obligations of Ocean ranking on a parity with the subordinated debt securities, will be entitled to be repaid from the remaining assets of Ocean the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the subordinated debt securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of Ocean ranking junior to the subordinated debt securities and such other obligations.

         By reason of such subordination, in the event of the insolvency of Ocean, holders of Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities. This subordination will not prevent the occurrence of any Event of Default (as defined in the indentures) or limit the right of acceleration in respect of the subordinated debt securities.

         Limitations on Liens. If any series of subordinated debt securities is issued and outstanding, Ocean and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or guaranteeing any Secured Debt that is expressly by its terms Subordinated Indebtedness without making effective provision whereby the subordinated debt securities then outstanding and any other indebtedness then entitled thereto, shall be secured equally and ratably with all other obligations thereby secured for as long as any such other obligations shall be so secured. If such Subordinated Indebtedness is expressly subordinated to the subordinated debt securities, the mortgage, security interest, pledge, lien or encumbrance securing such Subordinated Indebtedness shall be subordinate and junior to the mortgage, security interest, pledge, lien or encumbrance securing the subordinated debt securities with the same relative priority as such Subordinated Indebtedness shall have with respect to the subordinated debt securities. The foregoing restrictions are subject to the same exceptions applicable to the comparable restriction on Secured Debt contained in the senior indenture. See "Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens."

         Limitation on Issuance of Certain Other Subordinated Indebtedness. The senior subordinated indenture provides that Ocean will not issue, guarantee, assume or incur, directly or indirectly, any Indebtedness that by its terms is both subordinate or junior in right of payment to Senior Indebtedness and senior in right of payment to the subordinated debt securities.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

         We may issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless specified otherwise in a prospectus supplement, we will issue registered securities denominated in U.S. dollars only in denominations of $1,000 or integral multiples of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security.

         You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose, without payment of any service charge except for any tax or governmental charge required in connection with such exchange or transfer.

         We will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose. We may choose to make any interest payment on a registered security:

         o by check mailed to the address of the holder as such address shall appear in the register; or

         o if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register.

         We will make interest payments to the person in whose name the debt security is registered at the close of business on the day we specify in a prospectus supplement.

GLOBAL SECURITIES

         We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. Global securities may be issued only in registered form and in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

         We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

         After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with the depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

         We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not:

         o be entitled to have the debt securities represented by such global security registered in their names;

         o receive or be entitled to receive physical delivery of such debt securities in definitive form; and

         o        be considered the owners or holders of the debt securities.
                  The laws of some States require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

         Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

         We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

         If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

         Neither we, nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

         The following is based on information furnished to us:

         Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

         DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

         Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

         Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or EDS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

TRUSTEES

         We may appoint a separate trustee for any series of debt securities. We may maintain banking and other commercial relationships with any trustee and its affiliates in the ordinary course of business and any trustee may own debt securities and serve as trustee under our other indentures.

GOVERNING LAW

         The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                            DESCRIPTION OF GUARANTEES

         Our subsidiary, Ocean Energy, Inc., a Louisiana corporation, may issue a guarantee in connection with any series of debt securities offered as may be described in any prospectus supplement. Each guarantee will be issued pursuant to the applicable indenture. The prospectus supplement for a particular issue of debt securities will describe the terms of the related guarantee, including the following:

         o        the series of debt securities to which the guarantee applies;

         o        whether the guarantee is secured or unsecured;

         o        whether the guarantee is conditional or unconditional;

         o whether the guarantee is senior or subordinate to other guarantees or debt;

         o the terms under which the guarantee may be amended, modified, waived, released or otherwise terminated; and

         o        any additional terms of the guarantees.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our certificate of incorporation authorizes the issuance of 520,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

COMMON STOCK

         Dividends. Holders of the common stock may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any preferred stockholders. Additionally, certain of our debt instruments may restrict the payment of cash dividends.

         Voting Rights. Each share of common stock is entitled to one vote in the election of directors and other matters. Holders of common stock are not entitled to cumulative voting rights in the election of directors.

         Fully Paid. All outstanding shares of common stock are fully paid and non-assessable.

         Other Rights. Holders of common stock are not entitled to preemptive rights. If we liquidate, dissolve or winds-up our business, either voluntarily or not, holders of common stock will share equally in the assets remaining after we pay our creditors and preferred stockholders.

PREFERRED STOCK

         General. The following sets forth certain general terms and provisions of our authorized preferred stock. Our board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock.

         Series A Junior Participating Preferred Stock. We have established a series of our preferred stock, the Series A Junior Participating Preferred Stock, of which 1,500,000 shares are authorized but no shares are currently outstanding. The Series A preferred stock could become issuable upon the exercise of rights granted under our stockholder rights plan, if a triggering event occurs as described below.

         Upon issuance, each share of Series A preferred stock would be entitled to a minimum preferential quarterly dividend payment of the greater of $1.00 per share or an aggregate dividend of 100 times the dividend, if any, declared on each share of common stock. In the event of liquidation, the holders of the Series A preferred stock would be entitled to a minimum preferential liquidation payment of $100 per share or an aggregate payment of 100 times the payment, if any, made per share of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A preferred stock would be entitled to receive 100 times the amount, if any, received per share of common stock. The rights of the Series A preferred stock are protected by customary antidilution provisions. Upon issuance, each share of Series A preferred stock would have 100 votes, voting together with the common stock.

         Series B Convertible Preferred Stock. We have established a series of the preferred stock, the Series B convertible preferred stock, of which 50,000 shares are authorized and currently outstanding. The Series B preferred stock has the following principal terms:

         o Rank. The Series B convertible preferred stock ranks senior to the common stock, with respect to dividend distributions and distributions upon our voluntary or involuntary liquidation, dissolution or winding up.

         o Dividends. Holders of each share of Series B convertible preferred stock are entitled to receive cumulative dividends at the rate of $65.00 per annum, payable semi-annually in cash. No dividends may be paid on any common stock or any other equity security that ranks below the Series B convertible preferred stock unless all cumulated and unpaid dividends have been paid on the Series B convertible preferred stock.

         o Voting Rights. The holders of the Series B convertible preferred stock are entitled to vote on all matters on which holders of common stock are entitled to vote. Each holder of Series B convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which their Series B convertible preferred stock is convertible as of the record date for such vote. Whenever the holders are entitled to vote as a class, each holder will be entitled to the number of votes equal to the number of shares of common stock into which the Series B convertible preferred stock is convertible as of the record date for such vote. If any Series B convertible preferred stock is outstanding, we may not create a new class or series of stock having a dividend or liquidation preference senior to the Series B convertible preferred stock or amend, alter or repeal our certificate of incorporation in a manner that will adversely affect the rights of the Series B convertible preferred stockholders without the consent of two-thirds of the shares of the Series B convertible preferred stock then outstanding voting as a class.

         o Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series B convertible preferred stock will be entitled to receive a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends. This liquidating distribution will be made before any distributions are made on the common stock or any of other equity securities that rank below the Series B convertible preferred stock. If our assets are insufficient to pay such a liquidating distribution on the Series B convertible preferred stock and any other class of capital stock ranking on a parity with the Series B convertible preferred stock in full, the holders of the Series B convertible preferred stock and the other parity securities will share ratably in any such distribution in proportion to the full liquidation preference to which they are entitled.

         o Conversion Rights. The Series B convertible preferred stock is convertible into shares of common stock at the option of the holder, at any time or from time to time. In addition, the Series B convertible preferred stock automatically converts into shares of common stock if, for any 20 consecutive trading days, the closing price of the common stock equals or exceeds the Forced Conversion Price (defined below). The Series B convertible preferred stock will be converted into the number of shares of common stock determined by dividing:

                  o the sum of (A) $1,000.00 plus (B) all accrued and unpaid dividends by

                  o the Conversion Price in effect on the date of conversion.

                  The "Conversion Price" was initially $14.92 and will be subject to adjustment upon the occurrence of certain events, including the issuance of additional common stock or options, rights or warrants to acquire common stock for less than a pre-determined price, the issuance of common stock as a dividend or distribution and a subdivision or combination of the common stock. Before November 10, 2001, the "Forced Conversion Price" will be 175% of the Conversion Price. After November 10, 2001, the Forced Conversion Price will be 150% of the Conversion Price.

                  In the case of any reclassification or change of outstanding shares of common stock, any merger or consolidation with any other entity that results in the reclassification or cancellation of outstanding shares of common stock or any sale of all or substantially all of our assets, the Series B convertible preferred stock will be convertible into the kind and amount of securities, cash and other property that the holder of Series

         B convertible preferred stock would have been entitled to receive had the holder converted their shares into common stock immediately prior to the occurrence of such event.

         o Optional Redemption. We have the option, but will not be required, to redeem shares of the Series B convertible preferred stock for cash. The price of such redemption will be equal to the sum of:

                  o the product of (A) the number of shares of common stock into which one share of Series B convertible preferred stock is then convertible and (B) the Forced Conversion Price and

                  o all accrued and unpaid dividends on such shares of Series B convertible preferred stock.

         o Mandatory Redemption. On November 10, 2018 and on each anniversary thereafter until the Series B convertible preferred stock is fully retired, if:

                  o the shares of Series B convertible preferred stock have not been converted or redeemed previously and

                  o the closing price of common stock is less than the Conversion Price for a period of 30 consecutive trading days during the preceding year,

                  then the holder may redeem for cash the lesser of

                  o 20% of the shares of the Series B convertible preferred stock owned by the holder or

                  o the number of shares equal to the amount resulting from dividing the holder's pro rata share of Available Cash (defined below) by the redemption price per share.

                  The redemption price per share is $1,000.00, plus all accrued and unpaid dividends. We are not required to redeem any Series B convertible preferred stock if the redemption would result in a default under any agreement or obligation by which it is bound. The term "Available Cash" means the lesser of the amount of cash legally available for the redemption of stock by us or the amount of cash, available for the redemption of stock by us without materially disrupting the normal course of our business, as determined in good faith by our board of directors.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         There are provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

         Classified Board of Directors. Our board of directors is divided into three classes of directors, as nearly equal in size as possible, serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which the term for that class of directors expires. In addition, directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors. A vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on removing directors and filling vacancies could have the effect of making it more difficult for a third party to acquire, or of discourage a third party from acquiring, control of us.

         Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation eliminates the ability of the common stockholders to act by written consent. Our bylaws further provide that special meetings of stockholders may be called only by the president, chairman of the board of directors or a majority of the board of directors. These provisions could have the effect of delaying until the next annual meeting of stockholders those actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because that person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called meeting of stockholders and not by written consent.

         Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to our principal executive offices not less than 90 days or more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which we first publicly announces the date of the annual meeting. The bylaws also require that a stockholder's notice seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders contain certain specific information. Further, nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of the board of directors or
(2) by any stockholder who is entitled to vote at the meeting and upon such election and who complies with the notice procedures provided that the board of directors has determined that directors shall be elected at such meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or at a special meeting of stockholders.

         Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without approval of the holders of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

STOCK EXCHANGE LISTING

         Our common stock is listed on the NYSE under the symbol "OEI."

TRANSFER AGENT

         The transfer agent for our common stock is Equiserve Trust Company, N.A.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

         We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

         If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

         If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

CHARGES OF BANK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

WITHDRAWAL OF PREFERRED STOCK

         Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

         The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

         Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF BANK DEPOSITARY

         The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

                             DESCRIPTION OF WARRANTS

GENERAL DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

         The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

         o        the title of the warrants;

         o        the offering price for the warrants, if any;

         o        the aggregate number of the warrants;

         o the designation and terms of the debt securities purchasable upon exercise of the warrants;

         o if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

         o if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

         o the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

         o the dates on which the right to exercise the warrants will commence and expire;

         o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         o whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

         o        information relating to book-entry procedures, if any;

         o the currency or currency units in which the offering price, if any, and the exercise price are payable;

         o if applicable, a discussion of material United States federal income tax considerations;

         o        anti-dilution provisions of the warrants, if any;

         o redemption or call provisions, if any, applicable to the warrants;

         o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

         o any other information we think is important about the warrants.

STOCK WARRANTS

         The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

         o        the title of the warrants;

         o        the offering price for the warrants, if any;

         o        the aggregate number of the warrants;

         o the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

         o if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

         o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

         o the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

         o the dates on which the right to exercise the warrants commence and expire;

         o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         o the currency or currency units in which the offering price, if any, and the exercise price are payable;

         o if applicable, a discussion of material United States federal income tax considerations;

         o        antidilution provisions of the warrants, if any;

         o redemption or call provisions, if any, applicable to the warrants;

         o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

         o any other information we think is important about the warrants.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

         Until you exercise your warrants to purchase our debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

         We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

         The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

         We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

         o        the terms of the offering;

         o        the names of any underwriters or agents;

         o        the name or names of any managing underwriter or underwriters;

         o the purchase price or initial public offering price of the securities;

         o        the net proceeds from the sale of the securities;

         o        any delayed delivery arrangements;

         o any underwriting discounts, commissions and other items constituting underwriters' compensation;

         o any discounts or concessions allowed or reallowed or paid to dealers; and

         o        any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

         If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

         Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

         If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

         We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

REMARKETING ARRANGEMENTS

         Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

DELAYED DELIVERY CONTRACTS

         If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

         We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                  LEGAL MATTERS

         Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, or another counsel named in the prospectus supplement, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements of Ocean Energy, Inc. and subsidiaries as of December 31, 2000 and 1999, and for the years then ended, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Ocean Energy, Inc. for the year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

Registration fee..............................................      $        N/A
Fees and expenses of accountants..............................            75,000
Fees and expenses of legal counsel ...........................           150,000
Fees and expenses of Trustee and counsel......................            15,000
Printing and engraving expenses...............................           200,000
Miscellaneous.................................................            75,000
                                                                    ------------
          Total...............................................      $    515,000
                                                                    ============

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

         Section 145(a) of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under
Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in
Section 145. The expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

         Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Certificate of Incorporation

         Article VII of our certificate of incorporation provides that:

         No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VII shall be prospective only, and neither the amendment, modification nor repeal of this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time."

Bylaws

         Article VI of our Bylaws provides in pertinent parts that:

         "Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the

         Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith."

         "In addition to the right to indemnification conferred in Section 1 of this Article VI, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition."

         "The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware."

Indemnification Agreements

         We have entered into indemnification agreements with our directors and certain of our officers, referred to as indemnitees. Under the terms of the indemnification agreements, we have generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent authorized or permitted by applicable law on the date of the agreements and to such greater extent as applicable law may thereafter permit.

         Furthermore, under the terms of the indemnification agreements, we have agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, in advance of any determination with respect to entitlement to indemnification and within ten days after our receipt of a written request from such indemnitee for the payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay us for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by us against such expenses.

         The indemnification agreements include provisions that specify the procedures and presumptions to be employed in determining whether an indemnitee is entitled to indemnification thereunder.

Insurance

         We have obtained and intend to maintain in effect directors' and officers' liability insurance policies providing customary coverage for our directors and officers against losses resulting from wrongful acts committed by them in their capacities as our directors and officers.

         The above discussion of Section 145 of the DGCL, our certificate of incorporation and bylaws, the indemnification agreements and our insurance coverage is not intended to be exhaustive and is qualified in its entirety by reference to the statute and other governing documents.

ITEM 16 -- EXHIBITS

         There are filed with this Registration Statement the following exhibits:

Exhibit No.

    **1.1         Form of Underwriting Agreement.

      4.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 14, 2001) (the "Reincorporation 8-K").

      4.2         Bylaws of the Company (incorporated by reference to Exhibit
                  4.2 to the Reincorporation 8-K).

      4.3 Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated as of December 12, 1997, between Ocean Energy, Inc. (formerly Seagull Energy Corporation), a Texas corporation ("OEI-Texas"), and BankBoston, N.A. (as successor to NCNB Texas National Bank) (filed as Exhibit 2 to OEI-Texas's Current Report on Form 8-K dated December 15, 1997 and incorporated herein by reference).

      4.4 Amendment No. 1 to Amended and Restated Rights Agreement dated November 24, 1998, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on December 1, 1998 and incorporated herein by reference).

      4.5 Amendment No. 2 to Amended and Restated Rights Agreement dated March 10, 1999, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on March 12, 1999 and incorporated herein by reference).

      4.6 Amendment No. 3 to Amended and Restated Rights Agreement dated May 19, 1999, between OEI-Texas and BankBoston, N.A. (filed as
                  Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 21, 1999 and incorporated herein by reference).

      4.7 Amendment No. 4 to Amended and Restated Rights Agreement dated May 19, 2000, between OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.) (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 22, 2000 and incorporated herein by reference).

      4.8 Amendment No. 5 to Amended and Restated Rights Agreement dated May 9, 2001, among the Registrant, OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.) (filed as Exhibit 4.4 to the Reincorporation 8-K and incorporated herein by reference).

      4.9 Except for Exhibits 4.10 - 4.13, instruments defining the rights of holders of the Company's long-term debt have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries. The Company will furnish a copy of any such instrument to the SEC upon request.

    *4.10         Form of Senior Debt Indenture.

   **4.11         Form of Senior Debt Securities.

    *4.12         Form of Senior Subordinated Debt Indenture.

   **4.13         Form of Senior Subordinated Debt Securities.

   **4.14         Form of Guarantee Agreement.

   **4.15         Form of Warrant Agreement.

   **4.16         Form of Depositary Agreement.

   **4.17         Form of Depositary Receipt.

   **4.18         Form of Stock Purchase Contract.

   **4.19         Form of Stock Purchase Unit.

    **5.1         Opinion of Vinson & Elkins L.L.P.

    *12.1 Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

    *23.1         Consent of KPMG LLP.

    *23.2         Consent of Arthur Andersen LLP.

   **23.3 Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

    *24.1 Power of Attorney (included in the signature page of this Registration Statement).

    *25.1 Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Debt Indenture.

    *25.2 Form of Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Senior Subordinated Debt Indenture.

----------

* Filed herewith.

**To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

ITEM 17 -- UNDERTAKINGS

         The undersigned registrants hereby undertake:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (2) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         (3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 15 above or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 9, 2001.

                                       OCEAN ENERGY, INC.

                                       By: /s/ JAMES T. HACKETT
                                          --------------------------------------
                                          James T. Hackett
                                          Chairman, President and Chief
                                          Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         Each person whose signature appears below appoints James T. Hackett, William L. Transier and Robert K. Reeves, and any of them, any of whom may act without the joinder of any other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


                 SIGNATURE                                     TITLE                              DATE
                 ---------                                     -----                              ----
/s/ JAMES T. HACKETT                               Chairman, President and Chief
--------------------------------------------      Executive Officer and Director
James T. Hackett                                   (Principal Executive Officer)              August 9, 2001

/s/ WILLIAM L. TRANSIER                            Executive Vice President and
--------------------------------------------          Chief Financial Officer
William L. Transier                                (Principal Financial Officer)              August 9, 2001

/s/ ROBERT L. THOMPSON
--------------------------------------------       Vice President and Controller
Robert L. Thompson                                (Principal Accounting Officer)              August 9, 2001

/s/ J. EVANS ATTWELL
--------------------------------------------
J. Evans Attwell                                             Director                         August 9, 2001

                 SIGNATURE                                     TITLE                               DATE
                 ---------                                     -----                               ----
/s/ JOHN B. BROCK                                            Director                         August 9, 2001
--------------------------------------------
John B. Brock

                                                             Director
--------------------------------------------
Milton Carroll

/s/ THOMAS D. CLARK, JR.                                     Director                         August 9, 2001
--------------------------------------------
Thomas D. Clark, Jr.

                                                             Director
--------------------------------------------
Peter J. Fluor

/s/ BARRY J. GALT                                            Director                         August 9, 2001
--------------------------------------------
Barry J. Galt

/s/ WANDA G. HENTON                                          Director                         August 9, 2001
--------------------------------------------
Wanda G. Henton

/s/ ROBERT L. HOWARD                                         Director                         August 9, 2001
--------------------------------------------
Robert L. Howard

                                                             Director
--------------------------------------------
Elvis L. Mason

/s/ CHARLES F. MITCHELL, M.D.                                Director                         August 9, 2001
--------------------------------------------
Charles F. Mitchell, M.D.

                                                             Director
--------------------------------------------
David K. Newbigging

/s/ DEE S. OSBORNE                                           Director                         August 9, 2001
--------------------------------------------
Dee S. Osborne

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 2001.

                                     OCEAN ENERGY, INC., a Louisiana corporation

                                     /s/ James T. Hackett
                                     -------------------------------------------
                                     By: James T. Hackett
                                         President and Chief Executive Officer


         Each person whose signature appears below appoints James T. Hackett, William L. Transier and Robert K. Reeves, and any of them, any of whom may act without the joinder of any other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                     TITLE                                DATE
                 ---------                                     -----                                ----
/s/ James T. Hackett                                    President and
--------------------------------------------          Chief Executive Officer
James T. Hackett                                   (Principal Executive Officer)               August 9, 2001
                                                         and Director

                                                   Executive Vice President and
/s/ William L. Transier                              Chief Financial Officer
--------------------------------------------           (Principal Financial
William L. Transier                                  Officer) and Director                     August 9, 2001



/s/ Robert L. Thompson                             Vice President and Controller
--------------------------------------------     (Principal Accounting Officer)
Robert L. Thompson                                                                             August 9, 2001

/s/ Robert K. Reeves
--------------------------------------------
Robert K. Reeves                                             Director                          August 9, 2001

/s/ John D. Schiller
--------------------------------------------
John D. Schiller, Jr.                                        Director                          August 9, 2001

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER         DESCRIPTION
   -------        -----------
    **1.1         Form of Underwriting Agreement.

      4.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 14, 2001) (the
                  "Reincorporation 8-K").

      4.2         Bylaws of the Company (incorporated by reference to Exhibit
                  4.2 to the Reincorporation 8-K).

      4.3 Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated as of December 12, 1997, between Ocean Energy, Inc. (formerly
                  Seagull Energy Corporation), a Texas corporation
                  ("OEI-Texas"), and BankBoston, N.A. (as successor to NCNB
                  Texas National Bank) (filed as Exhibit 2 to OEI-Texas's
                  Current Report on Form 8-K dated December 15, 1997 and incorporated herein by reference).

      4.4         Amendment No. 1 to Amended and Restated Rights Agreement dated
                  November 24, 1998, between OEI-Texas and BankBoston, N.A.
                  (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form
                  8-K filed on December 1, 1998 and incorporated herein by reference).

      4.5         Amendment No. 2 to Amended and Restated Rights Agreement dated
                  March 10, 1999, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on March 12, 1999 and incorporated herein by reference).

      4.6         Amendment No. 3 to Amended and Restated Rights Agreement dated
                  May 19, 1999, between OEI-Texas and BankBoston, N.A. (filed as
                  Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on
                  May 21, 1999 and incorporated herein by reference).

      4.7         Amendment No. 4 to Amended and Restated Rights Agreement dated
                  May 19, 2000, between OEI-Texas and Fleet National Bank (f/k/a
                  BankBoston, N.A.) (filed as Exhibit 4.1 to OEI-Texas's Current
                  Report on Form 8-K filed on May 22, 2000 and incorporated herein by reference).

      4.8         Amendment No. 5 to Amended and Restated Rights Agreement dated
                  May 9, 2001, among the Registrant, OEI-Texas and Fleet
                  National Bank (f/k/a BankBoston, N.A.) (filed as Exhibit 4.4 to the Reincorporation 8-K and incorporated herein by reference).

      4.9 Except for Exhibits 4.10 - 4.13, instruments defining the rights of holders of the Company's long-term debt have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries. The
                  Company will furnish a copy of any such instrument to the SEC upon request.

    *4.10         Form of Senior Debt Indenture.

   **4.11         Form of Senior Debt Securities.

    *4.12         Form of Senior Subordinated Debt Indenture.

   **4.13         Form of Senior Subordinated Debt Securities.

   **4.14         Form of Guarantee Agreement.

   **4.15         Form of Warrant Agreement.

   **4.16         Form of Depositary Agreement.

   **4.17         Form of Depositary Receipt.

   **4.18         Form of Stock Purchase Contract.

   **4.19         Form of Stock Purchase Unit.

    **5.1         Opinion of Vinson & Elkins L.L.P.

    *12.1         Computation of Ratio of Earnings to Fixed Charges and
                  Earnings to Fixed Charges and Preferred Stock Dividends.

    *23.1         Consent of KPMG LLP.

    *23.2         Consent of Arthur Andersen LLP.

   **23.3 Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

    *24.1 Power of Attorney (included in the signature page of this Registration Statement).

    *25.1         Form T-1 Statement of Eligibility under Trust Indenture Act of
                  1939 of Trustee under Senior Debt Indenture.

    *25.2         Form of Statement of Eligibility under Trust Indenture Act of
                  1939 of Trustee under Senior Subordinated Debt Indenture.

----------

* Filed herewith.

**To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.